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                                                                       EXHIBIT 2


              [CHADDERTON, GULISANO & COMPANY, P.A. LETTERHEAD]


                                  July 6, 1996



Ms. Alison Cohen
Vice-President
Value Holdings, Inc.
3211 Ponce De Leon Boulevard - Suite 210
Coral Gables, Florida 33134

HAND DELIVERED

Dear Ms. Cohen:

This will confirm our understanding of the arrangements made with you covering the audit you wish us to make of the consolidated financial statements of Value Holdings, Inc. (Value) for the twelve months ended February 29, 1996.

Our work is to consist of an audit, to be performed in accordance with generally accepted auditing standards, of the balance sheet at February 29, 1996 and the related statements of income, retained earnings and cash flows for the twelve months then ended. Upon completion of our audit, we will provide you our report covering those financial statements.

As part of our audit, we will consider solely for the purpose of determining the nature, timing and extent of our audit procedures, CAM's internal control structure elements (i.e., the control environment, accounting system and control techniques). This consideration will not entail a detailed study and evaluation of any of these elements for the purpose of providing assurances thereon. However, any significant matters relating to the internal control structure noted during our audit will be communicated to you along with our comments and suggestions on these and other business matters.

An effective internal control structure reduces the likelihood that errors or irregularities will occur and remain undetected; however, it does not eliminate that possibility. Accordingly, while we cannot guarantee that errors or irregularities, if present, will be detected, we will design our audit to provide reasonable assurance of detecting errors of irregularities that would be material to the financial statements.

Management is responsible for the proper recording of transactions in the books of accounts, for the safeguarding of assets, and for the substantial accuracy of the financial records. You have the final responsibility for the income tax returns and, therefore, you should review them carefully before you sign and file them.
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Ms. Alison Cohen
Vice-President
July 6, 1996
Page 2



Charges for our work will be based upon the time required to complete the assignment, plus out-of-pocket expenses. We currently estimate our fee will not exceed $25,000. A $12,500 retainer is due upon signing of this engagement letter. The balance to be paid 50% at completion and issuance of the financial statements and any remaining balance 30 days thereafter. In addition, travel costs and any other material out of pocket expenses if any, will be borne by Value. We will, of course, endeavor to keep our charges as low as possible. Our invoices are due and payable upon presentation.

We attempt at all times to render quality service for a fair fee. If at any time you have a question concerning our service or fees, please call it to our attention so that we can discuss it. Our goal is to handle fees on a equitable basis, and in an open manner which will result in our mutual agreement.

You have stated that time is of the essence for the issuance of the financial statements. Being that it is our intention to provide you with the audited financial statements as soon as possible, this arrangement requires the utilization of the predecessor auditor's audit files and substantial support from your personnel.

If the foregoing fairly sets forth your understanding, please sign the enclosed copy of this letter in the space indicated and return it to our office. An envelope is enclosed for your convenience.

We appreciate this opportunity to be of service.

Very truly yours,

CHADDERTON, GULISANO & COMPANY, P.A.
Certified Public Accountants


/s/ GEORGE A. GULISANO, C.P.A.
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     George A. Gulisano, C.P.A.



Accepted By:    /s/ ALISON COHEN
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                Alison Cohen

Date:    7/6/96
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